Exhibit 5.1

604.687.1415
Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard St, P.O. Box 48600 Vancouver, BC, Canada V7X 1T2 T 604.687.5744 F 604.687.1415 blg.com

June 12, 2020

Vista Gold Corp.

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado

80127

Dear Sirs/Mesdames:

Re:	Vista Gold Corp. (the “Company”)

We have acted as British Columbia counsel to the Company, which we understand has filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering 1,800,000 common shares (the “Shares”)  for issuance under the Company’s deferred share unit plan (the “DSU Plan”).  This opinion is being rendered in connection with the filing of the Registration Statement.

We are advised that the maximum number of common shares that may be reserved for issuance under the Company’s Stock Option Plan (the “Plan”), the long term equity incentive plan (the “LTIP”) and the DSU Plan is a variable number equal to 10% of the total number of common shares issued and outstanding as of the date of the grant of any options under the Plan,  awards under the LTIP and deferred share units under the DSU Plan on a non-diluted basis. Further, we are advised that the maximum number of common shares that may be reserved for issuance under the DSU Plan is a variable number equal to 3% of the total number of common shares issued and outstanding as of the date of the grant of any deferred share units under the DSU Plan.

We have examined originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company or other corporations, of such certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, of such certificates of officers or representatives of the Company or other corporations and of such other records, contracts and instruments and we have made such investigations and searches, all as we believe necessary and relevant to enable us to give, and as the basis for, the opinion set forth herein.

In such examinations, we have assumed the genuineness of all signatures, the legal capacity at all material times of any natural person signing any documents and the authenticity and completeness of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies thereof and the authenticity of the originals of such documents; and the completeness and accuracy of the Company's corporate records in our possession as of the date hereof.

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We have assumed that copies of all documents submitted to us have been executed in the form reviewed by us, have not been amended or modified, since the date they were submitted to us, by written or oral agreement of the parties thereto, by the conduct of the parties thereto, or otherwise; that all representations and certificates dated prior to or on the date hereof upon which we have relied continue to remain accurate in all material respects as of the date hereof; and that the aforesaid copies have been executed and unconditionally delivered by the Company in the form reviewed by us. We have also assumed that (a) at the time of exercise of any awards under the DSU Plan the Shares underlying such options and awards, as applicable, will have been duly authorized, created and reserved for issuance, (b) at all material times there will be a sufficient number of common shares of the Company authorized and unissued under the Company’s then operative constating documents and not otherwise reserved for issuance, and (c) such awards will be vested in accordance with the terms of the DSU Plan.

We are solicitors qualified to practice law in British Columbia and we express no opinion as to any laws or any matters governed by any laws, other than the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the DSU Plan, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Borden Ladner Gervais LLP